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                                                                    Exhibit 23.4



KPMG

          400 Capital Mall
          Sacramento, CA 95814




The Board of Directors
Fuller-Jeffrey Broadcasting Companies, Inc.:


We consent to the use of our report dated April 7, 1999, except as to note 11, which is as of April 30, 1999, on the consolidated balance sheet of Fuller-Jeffrey Broadcasting Companies, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended included herein and to the reference to our firm under the heading "Independent Auditors" in the registration statement.


/s/ KPMG LLP

Sacramento, California
May 28, 1999